Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE

RESTATED ARTICLES OF INCORPORATION

OF

LINCOLN NATIONAL CORPORATION

Pursuant to, and in accordance with the requirements of Section 23-1-25-2 of the Indiana Business Corporation Law (the “IBCL”), Lincoln National Corporation, an Indiana Corporation (the “Corporation”), does hereby certify:

Article I

The name of the corporation filing these Articles of Amendment is Lincoln National Corporation.

Article II

Under the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of its Restated Articles of Incorporation, as may have been or may be amended, the Articles of Incorporation of the Corporation are hereby amended by adding thereto a new Section 9 within Article II, to specify the designation and amount, relative rights, preferences and limitations of the shares of Series C Preferred Stock (as defined below), no par value, as fixed by the Board of Directors, as follows:

SECTION 1. DESIGNATION. The distinctive serial designation of such series of Preferred Stock is “9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C” (the “Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below. The Corporation may by action from the Board of Directors from time to time, without notice to or the consent of holders of the Series C Preferred Stock, issue additional shares of Series C Preferred Stock; provided, that the Corporation will only issue additional shares of Series C Preferred Stock if such additional shares of Series C Preferred Stock are treated as fungible for tax purposes with the 20,000 originally issued Series C Preferred Stock.

SECTION 2. NUMBER OF SHARES. The authorized number of shares of Series C Preferred Stock shall be 20,000. Shares of Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Series C Preferred Stock.

SECTION 3. DEFINITIONS. As used herein with respect to the Series C Preferred Stock:

(a) “Agent Members” has the meaning specified in Section 12(b).

(b) “Articles of Amendment” means these Articles of Amendment relating to the Series C Preferred Stock, as they may be amended from time to time.

(c) “Articles of Incorporation” means the Restated Articles of Incorporation of the Corporation, as the same may be amended or restated from time to time, and shall include these Articles of Amendment.

(d) “Business Day” means any day other than a day on which federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

(e) “Bylaws” means the Amended and Restated Bylaws of the Corporation, effective November 1, 2021, as the same may be amended or restated from time to time.

(f) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its reasonable best efforts to ensure that there is, at all relevant times when the Series C Preferred Stock is outstanding, a person or entity appointed and serving as such agent.

(g) “Certificated Series C Preferred Stock” has the meaning specified in Section 12(a).

(h) “Common Stock” means the common stock, no par value, of the Corporation.

(i) “Dividend Parity Stock” means any class or series of stock of the Corporation that ranks on parity with the Series C Preferred Stock in the payment of current dividends (including, but not limited to, the Series D Preferred Stock).

(j) “Dividend Payment Date” has the meaning specified in Section 4(a).

(k) “Dividend Period” has the meaning specified in Section 4(a).

(l) “Dividend Record Date” has the meaning specified in Section 4(a).

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(o) “First Reset Date” means March 1, 2028.

(p) “Five-Year Treasury Rate” means the rate determined in accordance with Section 4(b).

(q) “Full Dividend” has the meaning specified in Section 4(b).

(r) “Global Depositary” has the meaning specified in Section 12(b).

(s) “Global Series C Preferred Stock” has the meaning specified in Section 12(b).

(t) “H.15 Daily Update” means the Selected Interest Rates (Daily)—H.15 release of the Federal Reserve Board, available at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

(u) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to Series C Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding-up of the Corporation.

(v) “Liquidation Preference” has the meaning specified in Section 5(b).

(w) “Liquidation Preference Amount” means $25,000 per share of Series C Preferred Stock.

(x) “Liquidation Preference Parity Stock” means any class or series of our stock that ranks on parity with the Series C Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(y) “Parity Stock” means any other class or series of stock of the Corporation (including, but not limited to, Series D Preferred Stock) that ranks equally with the Series C Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation.

(z) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(aa) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series C Preferred Stock.

(bb) “Rating Agency Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Corporation (a “Rating Agency”), amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series C Preferred Stock, which amendment, clarification or change results in:

(i) the shortening of the length of time the Series C Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series C Preferred Stock; or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Series C Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series C Preferred Stock.

(cc) “Registrar” means Equiniti Trust Company (or any successor thereto), in its capacity as registrar for the Series C Preferred Stock.

(dd) “Regulatory Capital Event” means that the Corporation becomes subject to capital adequacy supervision by a capital regulator that includes group-wide prescribed capital adequacy requirements and the capital adequacy requirements that apply to the Corporation as a result of being so subject set forth criteria pursuant to which the aggregate stated amount of the Series C Preferred Stock would not qualify as capital under such capital adequacy requirements.

(ee) “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

(ff) “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

(gg) “Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

(hh) “Transfer Agent” means Equiniti Trust Company (or any successor thereto), in its capacity as transfer agent for the Series C Preferred Stock.

SECTION 4. DIVIDENDS.

(a) RATE. Holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors out of funds legally available for the payment of dividends under Indiana law, non-cumulative cash dividends per each share of Series C Preferred Stock at the rate determined as set forth below in this Section 4 applied to the Liquidation Preference Amount of $25,000 per share of Series C Preferred Stock. Such dividends shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on the first day of March and September of each year, commencing on March 1, 2023 (each such date, a “Dividend Payment Date”); provided that if any such Dividend Payment Date is a day that is not a Business Day, the dividend with respect to such Dividend Payment Date shall instead be payable on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. Dividends on the

Series C Preferred Stock shall not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee of the Board of Directors) does not declare a dividend on the Series C Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue, the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series C Preferred Stock are declared for any future Dividend Period and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.

If the Corporation is subject to a capital adequacy supervision that includes group-wide prescribed capital adequacy requirements and the Series C Preferred Stock is included in our regulatory capital, the redemption of the Series C Preferred Stock may be subject to our receipt of any required prior approval from a capital regulator of ours and to the satisfaction of any conditions set forth in applicable capital rules and any other regulations of such capital regulator.

Dividends that are payable on the Series C Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include November 22, 2022); provided that, for any share of Series C Preferred Stock issued after November 22, 2022, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose, and shall end on, but exclude, the next Dividend Payment Date. Dividends payable on the Series C Preferred Stock shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears – i.e., on the Dividend Payment Date on which such Dividend Period ends, but excluding such Dividend Payment Date.

Dividends will accrue on the Liquidation Preference Amount (i) from the date of original issue to, but excluding the First Reset Date, at a fixed rate per annum of 9.250%, and (ii) from, and including, the First Reset Date, during each Reset Period at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date plus 5.318%.

Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series C Preferred Stock as specified in this Section 4 (subject to the other provisions of these Articles of Amendment).

“Five-Year Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable:

(i)

the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update as of 5:00 p.m. (New York City time) on the Reset Dividend Determination Date, as determined by the Calculation Agent;

(ii)

if the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clause (i) above, then the Five-Year Treasury Rate will be determined by interpolation between the average of the yields on actively traded U.S. Treasury securities for two series of actively traded U.S. Treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the H.15 Daily Update as of any date of determination; and

(iii)

if the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-Year Treasury Rate will be the same rate as in effect for the prior period, or, in the event of the first period, 3.932%.

The applicable dividend rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the Calculation Agent will notify the Corporation of the dividend rate for the Reset Period. The Calculation Agent’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Reset Date will be on file at the principal offices of the Corporation, will be made available to any holder of shares of the Series C Preferred Stock upon request and will be final and binding in the absence of manifest error.

For any Reset Period, the Five-Year Treasury Rate will be determined by the Calculation Agent on each Reset Dividend Determination Date.

The Corporation will give notice of the relevant Five-Year Treasury Rate as soon as practicable to the Transfer Agent and the holders of shares of the Series C Preferred Stock.

(b) PRIORITY OF DIVIDENDS. So long as any shares of Series C Preferred Stock remain outstanding for any Dividend Period, unless the Full Dividends for the latest completed Dividend Period on all outstanding shares of Series C Preferred Stock and Dividend Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), no dividend shall be declared or paid or set aside for payment, and no distribution may be made, on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in shares of Junior Stock that rank junior to the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation), and no monies may be paid or made available for a sinking fund for the redemption or retirement of Common Stock or other Junior Stock nor shall any shares of Junior Stock be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock that rank junior to the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock that rank junior to the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation) during a Dividend Period.

If our Board of Directors or a duly authorized committee of the Board of Directors elects to declare only partial instead of Full Dividends for a Dividend Payment Date and related Dividend Period on the Series C Preferred Stock or any Dividend Parity Stock, then to the extent permitted by the terms of the Series C Preferred Stock and each outstanding series of Dividend Parity Stock such partial dividends shall be declared on the Series C Preferred Stock and Dividend Parity Stock, and dividends so declared shall be paid, as to any such Dividend Payment Date and related Dividend Period in amounts such that the ratio of the partial dividends declared and paid on each such series to Full Dividends on each such series is the same. As used in this paragraph, “Full Dividends” means, as to any Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Parity Stock current in dividends, including undeclared dividends for past Dividend Periods.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors may be declared and paid on the Common Stock or any other shares of Junior Stock from time to time out of any funds legally available for such payment, and the Series C Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment if the Corporation fails to comply, or if such act would cause the Corporation to fail to comply, with applicable laws, rules and regulations (including, to the extent the Corporation becomes subject to a capital adequacy supervision that includes group-wide prescribed capital adequacy requirements and the Series C Preferred Stock is included in our regulatory capital).

Any Preferred Stock the Corporation may issue will rank equally with or junior to the Series C Preferred Stock in the payment of dividends, and the Corporation will not issue any Preferred Stock that ranks senior to the Series C Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative; for the avoidance of doubt, cumulative dividends shall not be deemed senior to non-cumulative dividends for purposes of this sentence).

SECTION 5. LIQUIDATION RIGHTS.

(a) VOLUNTARY OR INVOLUNTARY LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to shareholders of the Corporation, and after satisfaction of liabilities to creditors, if any, of the Corporation, before any distribution of such assets is made to holders of Common Stock and any other Junior Stock, a liquidating distribution in an amount equal to the stated amount per share of Series C Preferred Stock (initially $25,000 per share of Series C Preferred Stock), plus declared and unpaid dividends, without accumulation of any undeclared dividends. Any Preferred Stock the Corporation may issue will rank equally with or junior to the Series C Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and the Corporation will not issue any Preferred Stock that ranks senior to the Series C Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(b) PARTIAL PAYMENT. If in any distribution described in Section 5(a) above the assets of the Corporation are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series C Preferred Stock and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of any Liquidation Preference Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series C Preferred Stock and the holders of any Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Preferred Stock of the Corporation other than the Series C Preferred Stock shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including any declared but unpaid dividends, in the case of any holder of stock on which dividends accrue on a noncumulative basis (and, any unpaid, accrued cumulative dividends in the case of any holder of stock on which dividends accrue on a cumulative basis).

(c) RESIDUAL DISTRIBUTIONS. If the Liquidation Preference has been paid in full to all holders of Series C Preferred Stock and any holders of Liquidation Preference Parity Stock, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) MERGER, CONSOLIDATION AND SALE OF ASSETS NOT LIQUIDATION. For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding-up of the Corporation.

SECTION 6. REDEMPTION.

(a) OPTIONAL REDEMPTION. The Series C Preferred Stock is perpetual and has no maturity date. Holders of the shares of Series C Preferred Stock will not have the right to require the redemption or repurchase of the Series C Preferred Stock. The Corporation may, at its option, redeem the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 6(c) below:

(i) in whole but not in part within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to 102% of the stated amount of a share of Series C Preferred Stock (initially, $25,500 per share of Series C Preferred Stock), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, such redemption date, or

(ii) (a) in whole but not in part within 90 days after the occurrence of a Regulatory Capital Event, or (b) in whole or in part, from time to time, during the three-month period prior to March 1, 2028, and during the three-month period prior to each Reset Date thereafter in each case, at a redemption price equal to the stated amount of a share of Series C Preferred Stock (initially, $25,000 per share of Series C Preferred Stock), plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, such redemption date.

The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not constitute a part of or be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on the Dividend Record Date relating to such Dividend Payment Date as provided in Section 4 above. If the Corporation is subject to a capital adequacy supervision that includes group-wide prescribed capital adequacy requirements and the Series C Preferred Stock is included in our regulatory capital, the redemption of the Series C Preferred Stock may be subject to our receipt of any required prior approval from a capital regulator of ours and to the satisfaction of any conditions set forth in applicable capital rules and any other regulations of such capital regulator.

(b) NO SINKING FUND. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions.

(c) NOTICE OF REDEMPTION. Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be not less than 30 days and not more than 90 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Notwithstanding the foregoing, if the Series C Preferred Stock or any depositary shares representing interests in the Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) PARTIAL REDEMPTION. In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot, or in the event the Series C Preferred Stock is Global Series C Preferred Stock, by such other method in accordance with the procedures of the Global Depositary. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) EFFECTIVENESS OF REDEMPTION. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series C Preferred Stock called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share of Series C Preferred Stock so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares of Series C Preferred Stock so called for redemption, all shares of Series C Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares of Series C Preferred Stock shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares of Series C Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

SECTION 7. VOTING RIGHTS.

(a) GENERAL. Except as otherwise provided by law, every holder of Series C Preferred Stock of the Corporation shall have the right at every shareholders’ meeting to one vote for each share of Series C Preferred Stock standing in his name on the books of the Corporation on the date established by the Board of Directors as the record date for determination of shareholders entitled to vote at such meeting.

(b) RIGHT TO ELECT TWO DIRECTORS UPON CERTAIN EVENTS. At any time when six or more quarterly dividends, whether or not consecutive, on the Preferred Stock, or on any one or more series thereof, shall be in default, the holders of all Preferred Stock at the time or times outstanding as to which such default shall exist shall be entitled, at the next annual meeting of shareholders, voting as a class, to vote for and elect two directors of the Corporation. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the shares of the Preferred Stock voting as a class pursuant to these Articles of Amendment, the remaining director or directors elected by the holders of the shares of the Preferred Stock pursuant to these Articles of Amendment may elect a successor or successors to hold office until the next annual or special meeting of the shareholders.

(c) At all meetings of shareholders held for the purpose of electing directors during such time as the holders of the shares of the Preferred Stock shall have the right, voting as a class, to elect directors pursuant to these Articles of Amendment, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Preferred Stock then entitled, as a class, to elect directors pursuant to these Articles of Amendment shall be required to constitute a quorum of such class for the election of directors; provided, that the absence of a quorum of the holders of Preferred Stock shall not prevent the election at any such meeting or adjournment thereof of directors by any other class or classes of stock if the necessary quorum of the holders of such stock is present in person or by proxy at such meeting.

(d) The right of the holders of Preferred Stock, voting as a class, to participate in the election of directors pursuant to these Articles of Amendment shall continue in effect in the case of all Preferred Stock entitled to receive cumulative dividends, until all accumulated and unpaid dividends have been paid or declared and set apart for payment on all cumulative Preferred Stock, the holders of which shall have been entitled to vote at the previous annual meeting of shareholders, or in the case of all non-cumulative Preferred Stock until non-cumulative dividends have been paid or declared and set apart for payment for four consecutive quarterly Dividend Periods on all non-cumulative Preferred Stock, the holders of which shall have been entitled to vote at the previous annual meeting of shareholders, and thereafter the right of the holders of Preferred Stock, voting as a class, to participate in the election of directors pursuant to these Articles of Amendment shall terminate.

(e) Upon termination of the right of the holders of Preferred Stock, voting as a class, to participate in the election of directors pursuant to this Section, the term of office of each director then in office elected by the holders of the Preferred Stock shall terminate, and any vacancy so created may be filled as provided by the Bylaws of the Corporation.

(f) Any director or directors elected by the holders of Preferred Stock, voting as a class pursuant to these Articles of Amendment, may be removed, with or without cause, only by a vote of the holders of a majority of the shares of Preferred Stock taken at a meeting as provided by Section 4 of Article III of the Articles of Incorporation.

(g) OTHER VOTING RIGHTS. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the approval of the holders of a majority of the Preferred Stock, voting as a class:

(i) amend the Articles of Incorporation to create or authorize any kind of stock ranking prior to or on a parity with the Preferred Stock with respect to payment of dividends or distribution on dissolution, liquidation or winding up, or create or authorize any security convertible into shares of stock of any such kind; or

(ii) amend, alter, change or repeal any of the express terms of the Preferred Stock, or of any series thereof, then outstanding in a manner prejudicial to the holders thereof; provided, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of one or more, but not all, of the series of the Preferred Stock at the time outstanding, only such consent of the holders of two-thirds of the total number of outstanding shares of all series so affected shall be required, unless a different or greater vote shall be required by law; or

(iii) authorize the voluntary dissolution of the Corporation or any revocation of dissolution proceedings theretofore approved, authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of the Corporation, or approve any limitation of the term of existence of the Corporation; or

(iv) merge or consolidate with another corporation in such manner that the Corporation does not survive as a continuing entity, if thereby the rights, preferences, or powers of the Preferred Stock would be adversely affected, or if there would thereupon be authorized or outstanding securities which the Corporation, if it owned all of the properties then owned by the resulting corporation, could not create without the approval of the holders of the Preferred Stock.

(h) CHANGES AFTER PROVISION FOR REDEMPTION. No vote or consent of the holders of Series C Preferred Stock shall be required pursuant to Section 7(b), (c) or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series C Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(i) PROCEDURES FOR VOTING AND CONSENTS. The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series C Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series C Preferred Stock and any Preferred Stock has been cast or given on any matter on which the holders of shares of Series C Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the stated amounts of the shares voted or covered by the consent.

SECTION 8. RECORD HOLDERS. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series C Preferred Stock may deem and treat the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

SECTION 9. NOTICES. All notices or communications in respect of Series C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Restated Articles of Incorporation or Bylaws or by applicable law.

SECTION 10. NO PREEMPTIVE RIGHTS. No share of Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

SECTION 11. OTHER RIGHTS. The shares of Series C Preferred Stock shall not have any voting rights, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Restated Articles of Incorporation or as provided by applicable law.

SECTION 12. FORM.

(a) CERTIFICATED SERIES C PREFERRED STOCK. The Series C Preferred Stock may be issued in the form of one or more definitive shares in fully registered form in substantially the form attached to these Articles of Amendment as Exhibit A (“Certificated Series C Preferred Stock”), which is incorporated in and expressly made a part of these Articles of Amendment. Each Certificated Series C Preferred Stock shall reflect the number of shares of Series C Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Each Certificated Series C Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Registrar.

(b) GLOBAL SERIES C PREFERRED STOCK. If The Depositary Trust Company or another depositary reasonably acceptable to the Corporation (the “Global Depositary”) is willing to act as depositary for the Global Series C Preferred Stock, a holder who is an Agent Member may request the Corporation to issue one or more shares of Series C Preferred Stock in global form with the global legend as set forth on the form of Series C Preferred Stock certificate attached to the Articles of Amendment as Exhibit A (“Global Series C Preferred Stock”), in exchange for the Certificated Series C Preferred Stock held by such holder, with the same terms and of equal aggregate Liquidation Preference Amount. The Global Series C Preferred Stock may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Any Global Series C Preferred Stock shall be deposited on behalf of the holders of the Series C Preferred Stock represented thereby with the Registrar, at the principal office of the Registrar at which at any particular time its registrar business is administered, which is currently located at Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120, as custodian for the Global Depositary, and registered in the name of the Global Depositary or a nominee of the Global Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Series C Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Global Depositary or its nominee as hereinafter provided. This Section 12(b) shall apply only to Global Series C Preferred Stock deposited with or on behalf of the Global Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 12(b), countersign and deliver any Global Series C Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Global Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Global Depositary pursuant to an agreement between the Global Depositary and the Registrar. Members of, or participants in, the Global Depositary (“Agent Members”) shall have no rights under these Articles of Amendment, with respect to any Global Series C Preferred Stock held on their behalf by the Global Depositary or by the Registrar as the custodian for the Global Depositary, or under such Global Series C Preferred Stock, and the Global Depositary may be treated by the Corporation, the Registrar, and any agent of the Corporation or the Registrar as the absolute owner of such Global Series C Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar, or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy, or other authorization furnished by the Global Depositary or impair, as between the Global Depositary and its Agent Members, the operation of customary practices of the Global Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series C Preferred Stock. The holder of the Global Series C Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a holder is entitled to take pursuant to the Global Series C Preferred Stock, the Articles of Amendment, or the Articles of Incorporation. Owners of beneficial interests in Global Series C Preferred Stock shall not be entitled to receive physical delivery of Certificated Series C Preferred Stock, unless (x) the Global Depositary notifies the Corporation that it is unwilling or unable to continue as Global Depositary for the Global Series C Preferred Stock and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days after such notice, (y) the Global Depositary ceases to be a “clearing agency” registered pursuant to Section 17A of the Exchange Act when the depositary is required to be so registered and so notifies the Corporation, and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days after such notice or (z) the Corporation in its sole discretion and subject to the Global Depositary’s procedures determines that the Series C Preferred Stock shall be exchangeable for Certificated Series C Preferred Stock. In any such case, the Global Series C Preferred Stock shall be exchanged in whole for Certificated Series C Preferred Stock, with the same terms and of an equal aggregate Liquidation Preference Amount, and such Certificated Series C Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Global Depositary in a written instrument delivered to the Transfer Agent and Registrar.

Article III

At a meeting of the Board of Directors of the Corporation duly convened and held on November 10, 2022, the Board of Directors duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of the Series C Preferred Stock, and (b) appointing a committee of the Board of Directors (the “Committee”) to act on behalf of the Board of Directors to, among other things, determine and state the rights, preferences, qualifications, limitations and restrictions of the Series C Preferred Stock (the “Terms”) and approve and adopt the related Articles of Amendment. On November 15, 2022, the Committee duly adopted resolutions (a) authorizing the Terms, (b) approving and adopting these Articles of Amendment and (c) authorizing the issuance and sale of the same. Pursuant to Section 23-1-25-2(d) and Section 23-1-38-2(7) of the IBCL, no action by the Corporation’s shareholders was required. The manner of adoption of these Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the IBCL, the Articles of Incorporation and the Bylaws of the Corporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment, this 18th day of November, 2022.

LINCOLN NATIONAL CORPORATION

By:	/s/ Ellen G. Cooper
Name:	Ellen G. Cooper
Title:	President and Chief Executive Officer

[Signature Page to Series C Articles of Amendment]

Exhibit A

[FORM OF FACE OF CERTIFICATE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF [•], TO LINCOLN NATIONAL CORPORATION OR EQUINITI TRUST COMPANY, AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF [•] OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [•] (AND ANY PAYMENT IS MADE TO [•], OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [•]), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, [•], HAS AN INTEREST HEREIN.

TRANSFERS OF THIS [GLOBAL] SERIES C PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF [•] OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS [GLOBAL] SERIES C PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED ARTICLES OF AMENDMENT. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

LINCOLN NATIONAL CORPORATION

Incorporated under the laws of

the State of Indiana

CUSIP: 534187877	9.250%	SHARES

ISIN: US5341878776	FIXED RATE RESET NON-CUMULATIVE PREFERRED STOCK, SERIES C

THIS CERTIFICATE IS TRANSFERRABLE IN

NEW YORK, NY:

This is to certify that is the registered owner of shares of fully paid and non-assessable 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C, liquidation preference of $25,000 per share of Lincoln National Corporation, an Indiana corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the signatures of its duly authorized officers.

Dated:

LINCOLN NATIONAL CORPORATION

By:
Name:	Randal J. Freitag
Title:	Executive Vice President and Chief Financial Officer

By:
Name:	Shantanu Mishra
Title:	Senior Vice President and Treasurer

Countersigned and registered

Equiniti Trust Company

By:
Authorized Officer

[FORM OF REVERSE OF CERTIFICATE]

LINCOLN NATIONAL CORPORATION

The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be addressed to the Corporation or the Transfer Agent.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common
TEN ENT -	as tenants by the entireties
JT TEN -	as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT -	Custodian

(Cust) (Minor)

under Uniform Gift to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

For Value Received, the undersigned hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE OF ASSIGNEE)

Shares

of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

 Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

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